Exhibit 99.1

New Jersey Mining Company Reports Achievement of Major Operational Milestones at the Golden Chest Mine and the New Jersey Mill

COEUR D'ALENE, Idaho, May 5, 2015 (GLOBE NEWSWIRE) -- New Jersey Mining Company (OTCQB:NJMC) (“NJMC” or the “Company”) today announced the achievement of major operational milestones at the Golden Chest Mine and the New Jersey Mill.

Juniper Mining (“Juniper”), operator of the Skookum Shoot portion of the Golden Chest Mine, has reported to NJMC that mine development is effectively complete. The main decline has reached its planned lowest elevation and the last of the ventilation exhaust raises, equipped with tubular man-ways, are nearly complete. Juniper anticipates that its manpower will now focus solely on ore production.

Approximately 6,000 metric tonnes of Golden Chest material was delivered to the New Jersey Mill in April as milling operations continue to ramp up smoothly toward capacity production, forecast at about 7,500 tonnes per month. The mill has produced more than 320 tonnes of gold concentrate through the end of April. Proceeds from concentrate sales accrue to Gold Hill Reclamation and Mining Inc., the lessee of the Skookum Shoot portion of the Golden Chest Mine. NJMC processes Golden Chest ore at its New Jersey Mill, earning cash from milling fees and its share of a 2-percent NSR royalty on gold production.

Head grades to-date have averaged 4.85 grams per tonne (gpt) with recoveries averaging 93.3-percent.  Going forward, head grades are expected to increase as mine development has reached the main orebody.  The stopes mined thus far were atop the main Skookum Shoot orebody near the extremity of the oreshoot.

The main Skookum Shoot orebody remains open down-dip, which is included in the area leased to Gold Hill. Substantial exploration potential remains at the Golden Chest, in areas not subject to the Skookum Lease, including the Skookum up-dip, on-strike extensions such as the Paymaster zone, and in areas of past exploration and historic production, north of the Skookum lease. The exploration potential at Golden Chest will be the subject of a forthcoming news release from the Company.

About New Jersey Mining Company

New Jersey Mining Company is headquartered in north Idaho where it built and is the majority-owner and operator of a fully-permitted, recently-upgraded, 360-tonne per day flotation mill and concentrate leach plant. The Company is manager and 47.88-percent owner of Golden Chest LLC, which owns the Golden Chest Mine, an historic lode gold producer on patented claims near Murray, Idaho. Golden Chest LLC leased the Skookum Shoot area to Gold Hill Reclamation and Mining Inc. NJMC is processing Golden Chest ore at its New Jersey Mill, generating cash through milling fees and a 2-percent NSR royalty on gold production that is forecast to continue well into 2016.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814

The Company's common stock trades on the OTC Market under the symbol "NJMC."

For more information on New Jersey Mining Company, please contact:

Del Steiner, Chairman & CEO

Email:  dsteiner@newjerseymining.com

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are intended to be covered by the safe harbor created by such sections. Such statements are based on good faith assumptions that New Jersey Mining Company believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements.

Such factors include, among others, the risk that anticipated production levels are not attained, the risk that the mine plan changes due to rising costs or other operational details, the risk that different portions of the mineral deposit respond differently to processing, the risk that Juniper’s internal engineering studies are incorrect, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold and silver and a sustained lower price environment, as well as other uncertainties and risk factors. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. NJMC disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

New Jersey Mining Company     •     201 N. 3rd Street     •     Coeur d’Alene, Idaho 83814